[DESCRIPTION] EXHIBIT 10(j)


                   STOCK APPRECIATION AGREEMENT

THIS AGREEMENT, dated as of the 15th day of February, 1995, between Fahnestock & Co. Inc. (the "Company") and Albert G. Lowenthal ("Lowenthal");

WHEREAS, Lowenthal is employed by the Company as its Chief Executive Officer and serves as Chairman of its Board of Directors; and


WHEREAS, the Compensation Committee of the Board of Directors of Fahnestock Viner Holdings Inc., the indirect parent of the Company, has reviewed Lowenthal's compensation in comparison to that of executives holding similar positions at similar firms and has concluded that Lowenthal's salary and incentive compensation is substantially below that of comparable executives; and

WHEREAS, the Company deems it appropriate to recognize Lowenthal's special contributions in managing the growth and profitability of the Company, with particular emphasis on cost control, risk management, and formulating and implementing the Company's acquisition strategy;

NOW, THEREFORE, in consideration of the premises set forth in this Agreement, the Company and Lowenthal agree as follows:

1.	Definitions.

(a) Common Stock means the Class A non-voting shares of Fahnestock Viner Holdings Inc.

(b) Base Price means CDN$9.00, representing the closing price at February 14, 1995 of a share of Common Stock.

(c) Market Value of a share of Common Stock as of December 31 of a calendar year means the average closing price on the Toronto Stock Exchange of a share of Common Stock on each trading day during the period beginning December 15 of such year and ending January 15 of the following year. The Market Value of a share of Common Stock as of any other determination date means the average closing price on the Toronto Stock Exchange of a share of Common Stock on each trading day during the period beginning fifteen (15) calendar days before, and ending fifteen (15) calendar days after, such date. If the Common Stock is not listed on the Toronto Stock Exchange at the time for determination, the closing price on NASDAQ shall be used and the Base Price shall be US$6.25.

2.	Stock Appreciation Payments.

Within thirty-one (31) days following the end of each of calendar years 1995 and 1996, the Company shall pay Lowenthal, as additional compensation, a single-sum amount (a "Stock Appreciation Payment") with respect to such calendar year equal to the greater of (i) 100,000 times the amount by which the Market Value as of the December 31 of such calendar year of a share of Common Stock exceeds the Base Price, or (ii) US$150,000; provided, however, that the sum of the two Stock Appreciation Payments for 1995 and 1996 shall not exceed US$625,000.

3.	Termination of Employment.

If, on or before the last day of calendar year 1995 or 1996, Lowenthal ceases to be employed by the Company as its Chief Executive Officer or by Fahnestock Viner Holdings Inc. as its Chief Executive Officer for any reason other than death or disability, his right to a Stock Appreciation Payment with respect to such calendar year shall be forfeited.

4.	Death or Disability.

If, before both Stock Appreciation Payments have been made pursuant to Paragraph 2, Lowenthal's employment with the Company or Fahnestock Viner Holdings Inc. terminates by reason of death or permanent disability, then in lieu of any remaining payments under Paragraph 2, the Company shall pay Lowenthal or his estate, within thirty (30) days after such termination, 100,000 times the amount by which the Market Value of a share of Common Stock as of such date of termination of employment exceeds the Base Price; provided, however, that such amount shall be doubled if Lowenthal has received no prior Stock Appreciation Payments pursuant to Paragraph 2. In no event shall the payment made pursuant to this Paragraph 4, when added to any payment made pursuant to Paragraph 2, exceed US$625,000.

5.	Interpretation.

No provision of this Agreement may be altered or waived except in writing and executed by the other party hereto. This Agreement constitutes the entire contract between the parties hereto and no party shall be bound by any warranties, representations or guarantees, except as specifically set forth in this Agreement. This Agreement shall be interpreted under the laws of the State of New York.

6.	Arbitration.

Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement which cannot be resolved by Lowenthal and the Company shall, at the instance of either Lowenthal or the Company, be submitted to arbitration in accordance with New York law and the procedures of the New York Stock Exchange. The determination of the arbitrator shall be conclusive and binding on the Company and Lowenthal and judgment may be entered on the arbitrator's award in any court having jurisdiction.

7.	Assignability.

The respective rights and obligations of Lowenthal and the Company under this Agreement shall inure to the benefit of and be binding upon the heirs and legal representatives of Lowenthal and the successors and assigns of the Company.

IN WITNESS WHEREOF, the Company and Lowenthal have executed this Agreement as of the day and year first above written.

FAHNESTOCK & CO. INC.


By: /s/ E.K. Roberts
Title: Treasurer


/s/ A.G. Lowenthal
Albert G. Lowenthal